Exhibit 99.1

NORTH AMERICAN INSURANCE LEADERS, INC. RECEIVES AN ESTIMATE OF DEEP SOUTH 2007 GOVERNING EBITDA

New York, NY – March 21, 2008 – North American Insurance Leaders, Inc. (AMEX: NAO), today announced that it has received an estimate from the Deep South Companies (“Deep South”) for 2007 Governing EBITDA that could be as high as $21,513,716. This calculation is subject to review by NAO upon the receipt of audited 2007 financial statements. Based upon our preliminary review, it appears that the Governing EBITDA will fall within a range from $18,838,529 to $21,513,716. The resulting initial purchase price would therefore range between $111,900,865 and $125,000,000 including the issuance of shares to the seller ranging from 2,459,921 to 2,788,221 and a maximum annual payout under the two year earnout between $31,549,568 and $25,000,000.

In addition, NAO has received from Deep South the unaudited written premium results for the first two months of 2008. Written premiums were $22,164,208 in January, $1,452,363 under budget, and $15,552,192 in February, $2,591,958 under budget.

Additional Information

In connection with its pending acquisition of Deep South, North American Insurance Leaders, Inc. filed a definitive proxy statement with the SEC on January 31, 2008. STOCKHOLDERS OF NORTH AMERICAN INSURANCE LEADERS, INC. ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY AMENDMENTS OR SUPPLEMENTS THERETO BECAUSE THEY CONTAIN IMPORTANT INFORMATION. NAO files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may read and copy such reports, proxy statements and other information filed by NAO with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549-1004. NAO also files its reports, proxy statements and other information electronically with the SEC. You may access information on NAO at the SEC web site at http://www.sec.gov.

About North American Insurance Leaders, Inc.

North American Insurance Leaders, Inc. is a special purpose acquisition corporation focused on acquiring businesses in the insurance or insurance related industry. NAO raised net proceeds of approximately $110 million through its initial public offering in March 2006. On August 10, 2007, NAO announced the signing of a definitive agreement to acquire the businesses of Deep South Holding, L.P.

About Deep South

Deep South is a leading managing general agency distributing various lines of commercial property and casualty insurance. Deep South operates a full service managing general agency that underwrites and manages various lines of commercial property and casualty insurance, including commercial auto coverages, which it markets to independent retail insurance agents. For additional information on Deep South, please visit its website at http://www.deep-south.com.

Contact: Paula Butler, Executive Vice President,

North American Insurance Leaders, Inc.

212-319-9407